Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-282459) of ReShape Lifesciences Inc. of our report dated April 4, 2025, except for the effects of the one-for-twenty-five reverse stock split described in Note 2, as to which the date is May 9, 2025, relating to the consolidated financial statements of ReShape Lifesciences Inc. as of December 31, 2024 and for the year then ended, appearing in the Prospectus, which is part of this Registration Statement.

Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern. Our report also relates to the adjustments described in Note 2 to the consolidated financial statements that were applied retroactively to reflect the May 9, 2025 one-for-twenty-five reverse stock split in the 2023 financial statements.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ HASKELL & WHITE LLP

Irvine, California

June 13, 2025